                                                                   DRUE JENNINGS

                                                           CHAIRMAN OF THE BOARD
   [LOGO]
                                                                   AND PRESIDENT
                                                                     1201 WALNUT
                                                                 P.O. BOX 418679
                                                      KANSAS CITY, MO 64141-9679

July 5, 1996

Dear Shareholder:

In rejecting Western Resources' merger proposals and reaffirming its support for KCPL's strategic merger with UtiliCorp, THE KCPL BOARD OF DIRECTORS HAS SOUGHT TO OBTAIN THE BEST VALUE FOR ALL KCPL SHAREHOLDERS. Your Board has considered the potential future value of Western's stock -- which is what you would own if Western were to succeed in its efforts to acquire KCPL -- and the validity of Western's dividend promises.

KCPL has concluded that Western's projected earnings of a combined Western/KCPL entity are based on OVERSTATED merger-related savings assumptions and UNDERSTATED rate reduction assumptions. Based on the factors and the calculations outlined in this letter, KCPL believes that Western's 1998 projected earnings per share would be approximately $0.32 (or 13%) less than what Western asserts. KCPL believes that a $0.32 per share earnings shortfall for Western would have the following effects:

    - WESTERN'S PROJECTED DIVIDEND RATE MAY NOT BE SUSTAINABLE, AND

    - THERE WOULD BE A NEGATIVE IMPACT ON THE VALUE OF WESTERN'S STOCK IN 1998 EQUALLING APPROXIMATELY $3.68 PER SHARE, WHICH IS DERIVED BY MULTIPLYING THE $0.32 PER SHARE EARNINGS SHORTFALL BY A PRICE/EARNINGS RATIO OF 11.5.(1)

For these reasons, among others, we strongly urge you to support the KCPL/UtiliCorp merger by signing, dating and mailing the enclosed WHITE proxy card today.

                     WHAT IS WESTERN'S STOCK REALLY WORTH?

OUR CONCLUSION THAT WESTERN HAS OVERSTATED ITS MERGER-RELATED SAVINGS ASSUMPTIONS AND UNDERSTATED ITS RATE REDUCTION ASSUMPTIONS IS BASED ON THE
FOLLOWING:

    - WESTERN FACES SIGNIFICANT RATE REDUCTIONS. We believe that the Kansas Corporation Commission (KCC) will impose rate reductions on Western far in excess of the $8.7 million per year over seven years that Western has proposed. IN FACT, THE STAFF OF THE KCC HAS RECOMMENDED AN IMMEDIATE RATE REDUCTION OF $105 MILLION PER YEAR, TWELVE TIMES GREATER THAN WESTERN'S PROPOSAL.

- ------------------------

(1) Utility industry average as calculated in Merrill Lynch report dated June 24, 1996.
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    - THESE ANTICIPATED RATE REDUCTIONS COULD IMPERIL WESTERN'S ABILITY TO
      DELIVER PROMISED DIVIDENDS TO KCPL SHAREHOLDERS. If the KCC follows its own staff's recommendation and imposes a $105 million annual rate reduction, then virtually all of Western's projected earnings for 1998(2) would be required to pay dividends at the rate promised to KCPL shareholders. KCPL THEREFORE QUESTIONS THE RELIABILITY OF WESTERN'S DIVIDEND PROMISES AND BELIEVES THAT AN INABILITY TO SUSTAIN DIVIDENDS AT WESTERN'S PROMISED RATE COULD NEGATIVELY IMPACT WESTERN'S STOCK PRICE.

    - RATE DISPARITIES BETWEEN WESTERN'S OWN CUSTOMERS ARE SIGNIFICANT, AND MAY REQUIRE WESTERN TO FURTHER LOWER ITS RATES. KCPL BELIEVES THAT WESTERN WILL BE UNDER PRESSURE TO REDUCE RATES FOR ITS KANSAS GAS AND ELECTRIC (KGE) CUSTOMERS, AND ANY SUCH REDUCTION TO WESTERN'S REVENUE BASE WOULD FURTHER HAMPER WESTERN'S ABILITY TO MAKE ITS PROMISED DIVIDEND PAYMENTS.

     Testimony before the KCC indicates that if the rates charged to Western's KGE customers were reduced to equal the rates charged to Western's Kansas Power and Light (KPL) customers, Western would suffer a $171 million annual revenue reduction. Even if the KCC follows its own staff's recommendation and the entire $105 million annual rate reduction is applied to KGE customers, Western would still face a rate disparity of approximately $65 million per year. In an increasingly deregulated utility environment, KCPL believes that Western must address the rate disparity issue because Western's customers may otherwise choose to purchase cheaper power from Western's competitors.

    - KCPL BELIEVES THAT WESTERN'S CLAIMED MERGER-RELATED SAVINGS ARE UNREALISTIC, AND WESTERN WILL NOT BE ALLOWED TO RETAIN 70% OF WHATEVER SAVINGS DO RESULT FROM A COMBINATION WITH KCPL. KCPL BELIEVES THAT REDUCTIONS IN MERGER-RELATED SAVINGS REALIZED AND/OR RETAINED WILL FURTHER HAMPER WESTERN'S ABILITY TO MAKE ITS PROMISED DIVIDEND PAYMENTS.

     Based on a review of Western's claimed merger-related savings, KCPL believes that Western has significantly overstated the amount of such savings that would result from a KCPL/Western combination. In addition, both the KCC (in its order regarding the merger of KPL and KGE) and the Missouri Public Service Commission (in the pending Union Electric/CIPSCO merger) have advocated an equal (50-50) sharing of savings between shareholders and customers. In contrast, Western's proposal contemplates that it be allowed to keep 70% of merger-related savings.

These and other reasons for KCPL's rejection of Western's proposals are set forth in a letter that I sent to John Hayes, Western's chief executive officer, on June 24, 1996. If you would like to review that letter, it is reprinted on pages 43-46 of the KCPL proxy statement dated June 26, 1996 sent to you last week.

- ------------------------

(2) This calculation is based on (i) Western's own projection of earnings for 1998 assuming a Western/KCPL combination, as reported in Amendment No. 1 to Registration Statement on Form S-4 dated June 19, 1996 filed by Western with the Securities and Exchange Commission (the Western S-4) and (ii) a reduction of such projections, calculated by KCPL, to reflect the full rate decrease recommended by the staff of the KCC.

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As shareholders of KCPL, you have a unique opportunity to help determine the future course of KCPL. The value of your investment in KCPL could very well depend on that decision. Your Board of Directors -- which at all times has been acutely aware of its fiduciary responsibilities to you -- has unanimously concluded that Western's proposal is NOT in your best interests. We urge you to vote FOR the KCPL/UtiliCorp transaction on the enclosed WHITE proxy card. Please sign, date and return the WHITE proxy card today. If you have any questions or need assistance in voting your shares, please call KCPL Investor Relations at 800-245-5275 or our proxy solicitor, D.F. King & Co., at 800-714-3312.

On behalf of KCPL, I thank you for your continued trust and support.

Sincerely,

         [SIG]
Drue Jennings
Chairman of the Board, President
and Chief Executive Officer

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               ASK YOURSELF WHAT WESTERN'S STOCK IS REALLY WORTH

Western Forecast of 1998 Earnings Per Share for Western/KCPL
 Combination(1)                                                                   $    2.45
Adjustment to Reflect $105 Million Rate Reduction Recommended by
 Kansas Corporation Commission Staff(2)                                               (0.21)
Adjustment to Reflect Overstatement of Merger-Related Savings by
 Western(3)                                                                           (0.11)
Revised Estimate of Western's 1998 Earnings per Share for West-
 ern/KCPL Combination                                                             $    2.13
Implied Reduction in Western Common Stock value in 1998 based on
 assumed price/earnings ratio of 11.5(4)                                          $    3.68

As shown in the above chart, KCPL believes that Western's earnings forecasts are overstated because they do not include the $105 million annual threatened rate reductions and because Western's merger-related savings estimates are overstated. IF WESTERN'S EARNINGS ARE OVERSTATED BY $0.32 AS SHOWN IN THE ABOVE CHART, THEN MULTIPLYING SUCH $0.32 OVERSTATEMENT BY AN ASSUMED PRICE/EARNINGS RATIO OF 11.5 INDICATES THAT THERE COULD BE A NEGATIVE IMPACT ON THE VALUE OF WESTERN'S STOCK IN 1998 EQUALLING APPROXIMATELY $3.68 PER SHARE.
- ------------------------

(1) As reported in the Western S-4. In the Western S-4, Western estimated earnings per share for 1998 based on Western's closing stock price of $28.75 on June 14, 1996 resulting in an exchange ratio of 1.07826.

(2) Assumes that Western underestimated the rate reduction by $46.3 million, derived by subtracting from KCC staff's recommended $105 million annual rate reduction both (i) Western's proposal for an $8.7 million rate reduction and
    (ii) Western's proposal for $50 million accelerated depreciation of its investment in the Wolf Creek nuclear plant. The $46.3 million adjustment as reduced by 40% to reflect the effect of taxes results in an after-tax adjustment of $27.78 million, which results in a reduction to earnings per share of approximately $0.21 based upon 132,223,000 shares outstanding.

(3) Assumes that $70.421 million in first year savings claimed by Western in the Western S-4 are overstated by $23.474 million. KCPL's analysis of Western's claimed merger-related savings indicates that Western overestimated total purchasing savings by 62.7% and overestimated total administrative savings by 48.5%. Applying such percentages to the first year purchasing and administrative savings in the Western S-4 indicates that first year merger-related savings are overstated by slightly more than one-third. One-third of Western's estimate of $70.421 million equals $23.474 million. The $23.474 million adjustment as reduced by 40% to reflect the effect of taxes results in an after-tax adjustment of $14.084 million, which results in a reduction to earnings per share of approximately $0.11 based upon 132,223,000 shares outstanding.

(4) Utility industry average as calculated in Merrill Lynch report dated June 24, 1996.

The foregoing materials contain certain statements of opinion and belief of KCPL. Certain information in these materials is provided to facilitate an analysis of the potential value of Western's proposal. The implied reduction, if any, in Western's common stock value may be greater or less than indicated above.

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